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                                                                  Exhibit No. 12
                                      PAINE
                                     WEBBER
                                  INCORPORATED

               140 Broadway, New York, N.Y. 10005   (212) 437-2121


                                                               November 21, 1984



PaineWebber Tax-Exempt Income Fund, Inc.
140 Broadway
New York, New York  10005

Gentlemen:

Please be advised that PaineWebber Incorporated herewith tenders $100,000 to purchase shares of PaineWebber Tax-Exempt Income Fund, Inc. ("Fund") valued at $100,000 minimum initial capital required by the Investment Company Act of 1940. We intend to purchase the shares as an investment and have no present intention of redeeming or selling such shares.


Very truly yours,

/s/ Anne F. Riney
Anne F. Riney
Vice President - Finance